FOR IMMEDIATE RELEASE

Espey Reports Year-End Results…
Sales backlog $42.6 million, up 29% to a new all-time high

Saratoga Springs, NY, August 17, 2005- Espey Mfg. & Electronics Corp. (AMEX:ESP) announces year-end results for its fiscal twelve-months and fourth quarter, both ended June 30, 2005.

For the fiscal year ended June 30, 2005, the Company reported net sales of $18.8 million, compared with $22.5 million for the prior fiscal year. Net income was $978,920, $.96 per diluted share for the year, compared with net income of $960,826, $.94 per diluted share, for the fiscal year ended June 30, 2004. The sales order backlog was $31.8 million on June 30, 2005, compared with last year’s $15.4 million on June 30, 2004.

For the fourth quarter ended June 30, 2005, net sales were $5.0 million, compared with last year’s fourth quarter net sales of $5.4 million. Net income for the fourth quarter ended June 30, 2005 was $639,317, $.63 per diluted share, compared with net income of $564,423, $.55 per diluted share, for the corresponding period last year.

Espey has continued to receive substantial orders for previously designed military and defense related electronics. These new orders will be filled during the next two fiscal years. As a result of these orders, and as of the date of this press release, Espey’s sales order backlog has now jumped to approximately $42.6 million, which is nearly $10.0 million, 29% higher, than the previously announced record backlog of $33.1 million. Mr. Howard Pinsley, President & CEO, commented, “Although the sales for the recently concluded fiscal year were lower, our profitability was solid. More importantly, the significant increase in the sales order backlog is an important indicator that our Company is in a superior position to continue strengthening our financial success.”

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com. For further information, contact Mr. David O’Neil at (518) 245-4400.

This press release may contain certain statements that are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Espey Mfg. & Electronics Corp. comparative unaudited three-month and audited twelve-month figures for the periods ended June 30, 2005 and 2004.
	Three Months		Twelve Months
	2005	2004	2005	2004
Net Sales:	$4,981,771	$5,423,986	$18,828,700	$22,507,199

Net Income:	639,317	564,423	978,920	960,826

Income per share:
Basic	.63	.56	.97	.95
Diluted	.63	.55	.96	.94

Weighted average number of
shares outstanding:
Basic	1,007,221	1,014,020	1,010,617	1,013,663

Diluted	1,020,332	1,022,987	1,021,604	1,022,344

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